     The information in this preliminary pricing supplement is not complete and may be changed. None of this preliminary pricing supplement, the prospectus supplement or the prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2007	FILED PURSUANT TO RULE 424(b)(2)
PRELIMINARY PRICING SUPPLEMENT NO. AIG-FP-18	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
NIKKEI 225® INDEX MARKET INDEX TARGET-TERM SECURITIES®
DUE •, 2011
(THE “MITTS® SECURITIES”)
• UNITS
$10 PRINCIPAL AMOUNT PER UNIT

The MITTS Securities:
•	The MITTS Securities are designed for investors who anticipate that the level of the NIKKEI 225® Index (the “Index”) will increase from the starting value of the Index on the pricing date to the ending value of the Index determined on the valuation dates shortly before the maturity date of the MITTS Securities. Investors also must be willing to forego interest payments on the MITTS Securities.

•	100% principal protection on the maturity date.

•	There will be no payments on the MITTS Securities prior to the maturity date and we cannot redeem the MITTS Securities prior to the maturity date.

•	We will apply to have the MITTS Securities listed on the American Stock Exchange (the “AMEX”) under the trading symbol “NOW”. If approval of this application is granted, the MITTS Securities will be listed on the American Stock Exchange at the time of such approval. We make no representations, however, that the MITTS Securities will be listed or, if listed, will remain listed for the entire term of the MITTS Securities.

•	The MITTS Securities will be senior unsecured debt securities of American International Group, Inc. (“AIG”) and part of a series entitled “Medium-Term Notes, Series AIG-FP”.

•	The MITTS Securities will have CUSIP No. 026874883.

•	The settlement date is expected to be July •, 2007.
Payment on the maturity date:
•	The amount you receive on the maturity date per unit will be based upon the direction of and percentage change in the level of Index from the starting value of the Index on the pricing date to the ending value of the Index on the valuation dates shortly before the maturity date of the MITTS Securities. If the average of the levels of the Index calculated on the valuation dates:
•	has increased from the starting value of the Index, you will receive the $10 principal amount per unit plus a supplemental redemption amount equal to $10 multiplied by 105% of the percentage increase; or

•	has decreased or has not increased from the starting value of the Index, you will receive the $10 principal amount per unit.
•	Valuation Dates: •

•	Starting Value of the Index: •
     Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.
     Investing in the MITTS Securities involves risks that are described in the “Risk Factors” section beginning on page PS-[7] of this pricing supplement.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to American International Group, Inc.	$9.80	$

(1)	The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit respectively and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.05 per unit respectively.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is •, 2007.
“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.
The NIKKEI 225® is proprietary and copyrighted material. The NIKKEI 225® and the related trademarks will be licensed for certain purposes by American International Group, Inc. Neither Nikkei Inc. nor any of its affiliates sponsors, endorses or promotes the MITTS Securities based on the NIKKEI 225®.

Pricing Supplement
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF NOTES WE MAY OFFER	S-1
UNITED STATES TAXATION	S-23
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-36
VALIDITY OF THE NOTES	S-38
Prospectus

PROSPECTUS SUMMARY	1
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	4
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER	5
DESCRIPTION OF WARRANTS WE MAY OFFER	16
DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER	28
DESCRIPTION OF UNITS WE MAY OFFER	33
DESCRIPTION OF PREFERRED STOCK WE MAY OFFER	38
DESCRIPTION OF COMMON STOCK WE MAY OFFER	44
MARKET PRICE AND DIVIDEND INFORMATION	45
RISK FACTORS	46
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	52
CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM	57
ERISA CONSIDERATIONS	61
PLAN OF DISTRIBUTION	61
VALIDITY OF THE SECURITIES	63
EXPERTS	63
WHERE YOU CAN FIND MORE INFORMATION	63
CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS	65

SUMMARY INFORMATION—Q&A
     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the NIKKEI 225® Index Market Index Target-Term Securities® due •, 2011 (the “MITTS Securities”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the MITTS Securities, the NIKKEI 225® Index (the “Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying prospectus which highlight certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.
     References in this pricing supplement to “we”, “us”, “our” and “AIG” are to American International Group, Inc. References to “AIG-FP” are to our subsidiary, AIG Financial Products Corp. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.
What are the MITTS Securities?
     The MITTS Securities will be part of a series of senior debt securities issued by AIG entitled “Medium-Term Notes, Series AIG-FP” and will not be secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on •, 2011. We cannot redeem the MITTS Securities prior to the maturity date and we will not make any payments on the MITTS Securities until the maturity date.
     Each unit of MITTS Securities represents a single MITTS Security with a $10 principal amount. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the sections entitled “Description of Notes We May Offer — Book-Entry System” in the accompanying prospectus supplement and “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
Are there any risks associated with my investment?
     Yes, an investment in the MITTS Securities is subject to risks. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying prospectus.
Who publishes the Index and what does the Index measure?
     The Index was created by Nikkei Inc. (collectively with its wholly owned subsidiary, Nikkei Digital Media, Inc., the “Index Sponsor”) to measure the composite price performance of selected Japanese stocks. The Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All stocks included in the Index (the “Index Constituent Stocks”) trade on the TSE in Japanese yen. All 225 Index Constituent Stocks are listed in the First Section of the TSE. For more information on the Index, please see the section entitled “The NIKKEI 225® Index” in this pricing supplement.
     An investment in the MITTS Securities does not entitle you to any dividends, voting rights or any other ownership interest in the stocks included in the Index.
How has the Index performed historically?
     We have included a graph and table showing the month-end closing level of the Index from January 1997 through April 2007 in the section entitled “The Index—Historical Data on the Index” in this pricing supplement.
     We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, this information is not necessarily indicative of how the Index will perform in the future.
What will I receive on the maturity date of the MITTS Securities?
     On the maturity date, you will receive a cash payment per unit equal to the sum of the $10 principal amount per unit plus the “Supplemental Redemption Amount”, if any.

Supplemental Redemption Amount
     The “Supplemental Redemption Amount” per unit will equal:

$10 x	Participation Rate
but will not be less than zero.
     The “Starting Value” will equal the closing level of the Index on the Pricing Date and will be set forth in the final pricing supplement made available in connection with the sales of the MITTS Securities.
     The “Ending Value” means the average of the closing levels of the Index for five business days shortly before the maturity date of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of stocks included in the Index or certain futures or options contracts relating to the Index.
     The “Participation Rate” will be 105%.
     We will pay you a Supplemental Redemption Amount only if the Ending Value is greater than the Starting Value. If the Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the $10 principal amount per unit of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.
     For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the MITTS Securities” in this pricing supplement.
Will I receive interest payments on the MITTS Securities?
     You will not receive any interest payments on the MITTS Securities, but you will instead receive the $10 principal amount per unit plus the Supplemental Redemption Amount per unit, if any, on the maturity date. The MITTS Securities are designed for investors who are willing to forego interest payments on the MITTS Securities, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in possible increases in the Index from the Starting Value to the Ending Value.

Examples:
     Set forth below are two examples of Supplemental Redemption Amount calculations assuming a hypothetical Starting Value of 17,680.050, two hypothetical Ending Values of the Index , and a Participation Rate equal to 105%:
     Example 1—The hypothetical Ending Value is 10% lower than the hypothetical Starting Value:
     Hypothetical Starting Value: 17,680.050
Hypothetical Ending Value: 15,912.045

Supplemental Redemption Amount (per unit)=$10x	x 105%=$0	(Supplemental Redemption Amount cannot be less than zero)
     Total payment on the maturity date (per unit) = $10 + $0 = $10
     Example 2—The hypothetical Ending Value is 30% greater than the hypothetical Starting Value:
     Hypothetical Starting Value: 17,680.050
Hypothetical Ending Value: 22,984.065

Supplemental Redemption Amount (per unit)=$10x	x 105%=$3.15
     Total payment on the maturity date (per unit) = $10 + $3.15 = $13.15
What about taxes?
     While there are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities, we believe that each MITTS Security should be treated as a contingent payment obligation of AIG for United States federal income tax purposes, and currently intend to treat each MITTS Security as a contingent payment obligation of ours for such purposes.
     Under the special rules applicable to contingent debt obligations, you will be required to pay taxes each year on ordinary income from the MITTS Securities over their term based upon a comparable yield for the MITTS Securities, even though you will not receive any payments from us until the maturity date. We have determined this comparable yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a MITTS Security. This comparable yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this comparable yield will equal      % per annum, compounded semi-annually.
     Based upon this comparable yield, if you pay your taxes on a calendar year basis and if you purchase a MITTS Security for $10 and hold the MITTS Security until the maturity date, you will be required to pay taxes on the following amounts of ordinary income from the MITTS Security each year: $• in 2007, $• in 2008, $• in 2009, $• in 2010 and $• in 2011. However, in 2011, the amount of ordinary income that you will be required to pay taxes on from owning each MITTS Security may be greater or less than $•, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $•, you may have a loss which you could deduct against other income you may have in 2011, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see “United States Federal Income Taxation” in this pricing supplement.

Will the MITTS Securities be listed on a stock exchange?
     Securities listed on the AMEX under the trading symbol “NOW”. If approval of this application is granted, the MITTS Securities will be listed on the AMEX at the time of such approval. We make no representations, however, that the MITTS Securities will be listed on the AMEX, or if listed, will remain listed for the entire term of the MITTS Securities. In any event, you should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the MITTS Securities and the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date will be affected by this and other important factors including our costs of hedging and distributing the MITTS Securities in this pricing supplement.
What price can I expect to receive if I sell the MITTS Securities prior to the stated maturity date?
     If you sell your MITTS Securities prior to the stated maturity date, you will receive a price determined by market conditions for the MITTS Securities. This price may be influenced by many factors, such as interest rates, volatility and the prevailing level of the Index. In addition, the price, if any, at which you could sell your MITTS Securities in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the MITTS Securities, namely the underwriting discount paid in respect of the MITTS Securities, and compensation for hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 principal amount per unit of your MITTS Securities if sold before the stated maturity date.
     In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of the pricing of the MITTS Securities, the price, if any, at which you could sell your MITTS Securities in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, the costs of hedging and distributing the MITTS Securities. Any potential purchasers for your MITTS Securities in the secondary market are unlikely to consider these factors.
What is the role of MLPF&S?
     MLPF&S is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S currently intends to buy and sell the MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.
What is the role of AIG-FP?
     AIG-FP, our subsidiary, will be our agent (in such capacity, the “Calculation Agent”) for purposes of determining, among other things, the Starting Value, the Ending Value, and calculating the Supplemental Redemption Amount. We will also lend the proceeds of this offering to AIG-FP, which will use the proceeds for general corporate purposes.

RISK FACTORS
     Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus before deciding whether an investment in the MITTS Securities is suitable for you.
You may not earn a return on your investment
     If the Ending Value does not exceed the Starting Value, the Supplemental Redemption Amount will be $0. This will be true even if the level of the Index was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is $0, we will pay you only the $10 principal amount per unit of your MITTS Securities.
Your yield may be lower than other debt securities of comparable maturity
     The yield that you will receive on the MITTS Securities may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of AIG with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
You must rely on your own evaluation of the merits of an investment linked to the Index
     In the ordinary course of their business, AIG or its subsidiaries may express views on expected movements in the Index Constituent Stocks, and these views are sometimes communicated to clients who participate in these stocks. However, these views are subject to change from time to time. Moreover, other professionals who deal in equity markets may at any time have significant different views from those of AIG or its subsidiaries. For these reasons, you are encouraged to derive information concerning the Index Constituent Stocks from multiple sources and should not rely on the views expressed by AIG or its subsidiaries.
Your return will not reflect the return of owning the stocks included in the Index
     The return on your MITTS Securities will not reflect the return you would realize if you actually owned the stocks included in the Index and received the dividends paid on those stocks because the level of the Index is calculated by reference to the prices of the stocks included in the Index without taking into consideration the value of dividends paid on those stocks. You also will not have voting or other ownership rights to the Index Constituent Stocks.
Your return may be affected by factors affecting international securities markets
     The Index is computed by reference to the value of certain companies listed on Japanese exchanges. The return on the MITTS Securities will be affected by factors affecting the value of securities in Japanese markets. Japanese securities markets may be more volatile than United States or certain other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the Japanese markets may affect prices and the volume of trading in Japanese markets. Also, there is generally less publicly available information about Japanese companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”). Additionally, accounting, auditing and financial reporting standards and requirements in Japan differ from those applicable to United States reporting companies.
     The prices and performance of securities of companies in Japan may be affected by political, economic, financial and social factors in Japan. In addition, recent or future changes in Japanese government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the Japanese securities markets. Moreover, Japanese markets may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Ending Value will not be adjusted for changes in exchange rates that might affect the Index
     Although the stocks composing the Index are traded in Japanese Yen, and the MITTS Securities, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the MITTS Securities on the maturity date will not be adjusted for changes in the exchange rate between the U.S. dollar and the Japanese Yen. Changes in exchange rates, however, may reflect changes in the Japanese economy and other non-U.S. economies that in turn may affect the value of the MITTS Securities. The amount we pay in respect of the MITTS Securities on the maturity date will be determined solely in accordance with the procedures described in “Description of the MITTS Securities — Payment on the Maturity Date” in this pricing supplement.
There may be an uncertain trading market for the MITTS Securities and the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date will be affected by this and other important factors
     We will apply to have the MITTS Securities listed on the AMEX under the trading symbol “NOW”. If approval of this application is granted, the MITTS Securities will be listed on the AMEX at the time of such approval. We make no representation, however, that the MITTS Securities will be listed on the AMEX, or if listed, will remain listed for the entire term of the MITTS Securities. In any event, you should be aware that the listing of the MITTS Securities on the AMEX does not ensure that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance and other factors, including changes in the level of the Index.
     If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities. This may affect the price you receive.
     If a market-maker (which may be MLPF&S) makes a market in the MITTS Securities, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your MITTS Securities in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the MITTS Securities, namely the underwriting discount paid in respect of the MITTS Securities and other costs associated with the MITTS Securities, including compensation for hedging the product. This quoted price could be higher or lower than the principal amount. Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your MITTS Securities in a secondary market transaction is expected to be lower than the principal amount. MLPF&S is not obligated to make a market in the MITTS Securities.
The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests
     The Index Sponsor is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the MITTS Securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index. See “The NIKKEI 225® Index” in this pricing supplement.

We are not responsible for any disclosure made by any Index company, and neither the Index Sponsor nor any Index company has any obligation with respect to the Notes
     While we currently, or in the future, may engage in business with companies represented by constituent stocks of the Index, neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of any publicly available information about any companies represented by the constituent stocks of the Index or the calculation of the Index. You should make your own investigation into the Index and the companies represented by its constituent stocks. See the section entitled “The Index” below for additional information about the Index.
     None of the Index Sponsor or any of its affiliates, or any Index company is involved in this offering of the notes or has any obligation of any sort with respect to the notes. As a result, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the notes.
We have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information
     We and our affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in “The NIKKEI 225 ® Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes or the amount payable at maturity. AIG-FP, as Calculation Agent, may designate a successor index selected in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the Calculation Agent in its sole discretion.
     We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the notes, should make your own investigation into the Index and the Index Sponsor.
Future performance of the Index cannot be predicted on the basis of historical performance
     The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. As discussed above, trading prices of the Index constituent stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index constituent stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.
The Market Value of the MITTS Securities May Be Influenced by Unpredictable Factors
     The market value of the MITTS Securities may fluctuate between the date you purchase them and the time when the Calculation Agent will determine the Ending Value and your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the MITTS Securities. We expect that generally the level of the Index on any day will affect the market value of the MITTS Securities more than any other single factor. Other factors that may influence the market value of the MITTS Securities include:
•	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

•	the composition of the Index and changes in the Index Constituent Stocks;

•	the market price of the Index Constituent Stocks;

•	the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the MITTS Securities, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the MITTS Securities);

•	interest rates in the debt market;

•	the time remaining to the maturity of the MITTS Securities;

•	economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.
     The general economic conditions of the capital markets in the United States and Japan, as well as geopolitical conditions and other financial, political, regulatory and judicial events that affect the stock markets generally, may affect the levels of the Index and the value of the MITTS Securities.
•	The level of prevailing interest rates in Japan may also affect the business and financial results of the Index companies, as well as the Japanese and world economy, and in turn the market value of the Index. Rising Japanese interest rates may lower the value of the Index, and may lower the market value of the MITTS Securities.

•	In general, if dividend yields on the Index Constituent Stocks included in the Index increase, we anticipate that the market value of the MITTS Securities will decrease and, conversely, if dividend yields on the Index Constituent Stocks included in the Index decrease, we anticipate that the market value of the MITTS Securities will increase.

•	The Japanese Yen/U.S. Dollar exchange rate is the spot foreign currency exchange rate that reflects the relative value of the Japanese Yen and the U.S. Dollar (the “Yen/Dollar Exchange Rate”). This rate represents that amount of Japanese Yen that can be exchanged, on a spot basis, for one U.S. Dollar. The Yen/Dollar Exchange Rate increases when the U.S. Dollar increases in value relative to the Japanese Yen and decreases when the U.S. Dollar decreases in value relative to the Japanese Yen. Changes in the volatility of the Yen/Dollar Exchange Rate could have a negative impact on the market value of the MITTS Securities.

•	The correlation between the Yen/Dollar Exchange Rate and the Index reflects the extent to which a percentage change in the Yen/Dollar Exchange Rate corresponds to a percentage change in the Index. Changes in this correlation may have a negative impact on the value of the MITTS Securities.

•	As the time remaining to maturity of the MITTS Securities decreases, the “time premium” associated with the MITTS Securities will decrease. We anticipate that before their maturity, the MITTS Securities may have a market value above that which would be expected based on the levels of market interest rates and the Index. This difference will reflect a “time premium” due to expectations concerning the level of the Index during the period before the maturity date of the MITTS Securities. However, as the time remaining to the maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the market value of the MITTS Securities.
     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the MITTS Securities based on a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.
Purchases and sales by us or the swap counterparty may affect your return
     We intend to hedge our obligations under the notes by entering into a swap transaction with Merrill Lynch International as the swap counterparty. In turn, the swap counterparty may hedge its obligations on that swap transaction by purchasing the Index Constituent Stocks, futures or options on the Index or the Index Constituent Stocks, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of the Index Constituent Stocks or the level of the Index, and may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Index or the Index Constituent Stocks at any time. If our swap transaction with Merrill Lynch International were terminated, we may hedge our obligations by engaging in any of the hedging activities described above. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the notes even as we or the swap counterparty may realize substantial returns from these activities.
We may have conflicts of interests arising from our relationships with the Calculation Agent.
     AIG-FP, our subsidiary, in its capacity as Calculation Agent for the notes, is under no obligation to take your interests into consideration in determining the Starting Value, Ending Value and Supplemental Redemption Amount, and is only required to act in good faith and in a commercially reasonable manner. Because these determinations by AIG-FP will affect the payment at maturity on the notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.
Tax consequences
     You should consider the tax consequences of investing in the MITTS Securities. See “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE MITTS SECURITIES
     AIG will issue the MITTS Securities as part of a series of senior debt securities entitled “Medium-Term Notes, Series AIG-FP”, which is more fully described in the Prospectus Supplement, under the Indenture dated as of October 12, 2006 between AIG and The Bank of New York, as trustee, which is more fully described in the accompanying prospectus. The MITTS Securities will mature on or about •, 2011. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the MITTS Securities is 026874883.
     On the maturity date a holder of a MITTS Security will receive an amount equal to the sum of the $10 principal amount per unit plus the Supplemental Redemption Amount per unit, if any. There will be no other payment of interest, periodic or otherwise, on the MITTS Securities prior to the maturity date. See the section entitled “—Payment on the Maturity Date” in this pricing supplement.
     The MITTS Securities will not be subject to redemption by AIG or repayment at the option of any holder of the MITTS Securities before the maturity date.
     AIG will issue the MITTS Securities in denominations of whole units each with a $10 principal amount per unit. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the sections entitled “Description of Notes We May Offer — Book-Entry System” in the accompanying prospectus supplement and “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
     The MITTS Securities will not have the benefit of any sinking fund.
Payment on the Maturity Date
     On the maturity date, you will be entitled to receive the sum of the $10 principal amount per unit plus a Supplemental Redemption Amount, as provided below. If the Ending Value does not exceed the Starting Value, you will be entitled to receive only the $10 principal amount per unit of the MITTS Securities.
     If the maturity date is not a New York Business Day, then you will receive payment in respect of the MITTS Securities on the next succeeding New York Business Day, with no adjustment to such payment on account thereof. “New York Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in dollars are not conducted in the City of New York.
Determination of the Supplemental Redemption Amount
     The “Supplemental Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:

$10 x	x Participation Rate
provided, however, that in no event will the Supplemental Redemption Amount be less than zero.
     The “Starting Value” will equal the closing level of the NIKKEI 225® Index (the “Index”) on the date the MITTS Securities are priced for initial sale to the public (the “Pricing Date”). The Starting Value will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with sale of the MITTS Securities.

     The “Ending Value” will be determined by the Calculation Agent and will equal the average of the closing levels of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Index determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under “—Adjustments to the Index”) on that scheduled Index Business Day.
     The “Participation Rate” will be 105%.
     The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.
     A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.
     An “Index Business Day” means any day on which the TSE, Osaka Securities Exchange, New York Stock Exchange (“NYSE”), the AMEX and The Nasdaq Stock Market (the “Nasdaq”) are open for trading and the Index or any successor indices are calculated and published.
     A “Market Disruption Event” means any of the following events as determined by the Calculation Agent:
(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, in 20% or more of the stocks which then comprise the Index or any successor index, on the primary exchange on which the stocks underlying the Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange that trades option or futures contracts related to the Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index.
          For the purpose of determining whether a Market Disruption Event has occurred:
(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.
     The Calculation Agent in respect of the MITTS Securities will be AIG Financial Products Corp. , a subsidiary of AIG. All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on AIG and the holders and beneficial owners of the MITTS Securities.
Hypothetical returns
     The following table illustrates, for the hypothetical Starting Value of 17,680.050 (the closing value of the Index on May 22, 2007) and a range of hypothetical Ending Values of the Index:
•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date for each unit of MITTS Securities;

•	the total rate of return to holders of the MITTS Securities;

•	the pretax annualized rate of return to holders of MITTS Securities; and

•	the pretax annualized rate of return of an investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 1.077% per annum, as more fully described below.
     This table assumes a Participation Rate of 105%.

Hypothetical		Total amount	Total	Pretax
Ending	Percentage	payable on the	rate	annualized	Pretax
Value	change from the hypothetical	maturity date per	of return	rate of	annualized
during the	Starting Value to	unit of the	on the	return on	rate of return
Calculation	the hypothetical	MITTS	MITTS	the MITTS	of stocks included
Period	Ending Value	Securities	Securities	Securities (1)	in the Index (1)(2)
8,840.025	-50%	10.0000	0.00%	0.00%	-15.77%
10,608.030	-40%	10.0000	0.00%	0.00%	-11.52%
12,376.035	-30%	10.0000	0.00%	0.00%	-7.82%
14,144.040	-20%	10.0000	0.00%	0.00%	-4.55%
15,912.045	-10%	10.0000	0.00%	0.00%	-1.60%
17,680.050 (3)	0%	10.0000 (4)	0.00%	0.00%	1.08%
18,033.651	2%	10.2100	2.10%	0.54%	1.59%
18,564.053	5%	10.5250	5.25%	1.34%	2.33%
19,448.055	10%	11.0500	10.50%	2.62%	3.54%
21,216.060	20%	12.1000	21.00%	5.03%	5.82%
22,984.065	30%	13.1500	31.50%	7.27%	7.94%
24,752.070	40%	14.2000	42.00%	9.35%	9.92%
26,520.075	50%	15.2500	52.50%	11.31%	11.79%

(1)	The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis and assume an investment term from May 23, 2007 to March 23, 2011, a term expected to be equal to that of the MITTS Securities. (2) This rate of return assumes:
(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield 1.077% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the level of the Index at the end of each quarter assuming this value increases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.
(3)	This is the hypothetical Starting Value. The actual Starting Value will be set forth in the final pricing supplement made available in connection with sale of the MITTS Securities.

(4)	The amount you receive on the maturity date will not be less than $10 per unit.
     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you, if any, and the resulting total and pretax annualized rate of return will depend on the actual Starting Value, Ending Value and the term of your investment.
Adjustments to the Index
     If at any time the Index Sponsor changes its method of calculating the Index, or the level of the Index changes, in any material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, on each date that the closing level of the Index is to be calculated, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified, e.g., as if a split had not occurred.
Discontinuance of the Index
     If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and AIG, the Calculation Agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, AIG will cause notice to be given to holders of the MITTS Securities.
          In the event that the Index Sponsor discontinues publication of the Index and:
•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days, the Calculation Agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.
     If the Index Sponsor discontinues publication of the Index before the Calculation Period and the Calculation Agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of:
•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. In these circumstances, the Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall

Street Journal or another newspaper of general circulation or on a screen page on Reuters, Bloomberg or other wire service.
     Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the MITTS Securities.
Events of Default and Acceleration
     In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a holder of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount per unit, will be equal to the sum of the $10 principal amount per unit plus the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the valuation date of the MITTS Securities. Payment will be made five New York Business Days after the deemed valuation date.
     In case of default in payment of the MITTS Securities, whether on the stated maturity date or upon acceleration, from and after that date the MITTS Securities will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, determined as described in the accompanying prospectus supplement, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

THE NIKKEI 225® INDEX
     We have derived all information regarding the Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. (collectively with its wholly owned subsidiary Nikkei Digital Media, Inc., the “Index Sponsor”) or any of its affiliates. The Index Sponsor owns the copyright and all other rights to the Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.
     The Index is a stock index calculated, published and disseminated by the Index Sponsor that measures the composite price performance of selected Japanese stocks. The Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”), and represents a broad cross-section of Japanese industry. All stocks included in the Index trade on the TSE in Japanese yen. All 225 Index stocks are listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.
     The Index is a modified, price-weighted index. Each stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. The Index Sponsor calculates the Index by multiplying the per-share price of each stock in the Index by the corresponding weighting factor for such stock, calculating the sum of all these products and dividing that sum by a divisor. The weighting factor for each stock in the Index is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each such stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Index stock that are included in one trading unit of the Index. The stock prices used in the calculation of the Index are those reported by a primary market for the stocks in the Index, which is currently the TSE. The level of the Index is calculated once per minute during TSE trading hours.
     In order to maintain continuity in the level of the Index in the event of certain changes affecting the stocks included in the Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any stock in the Index, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Index immediately after the change, will equal the level of the Index immediately prior to the change.
     Stocks included in the Index may be deleted or added by the Index Sponsor. However, to maintain continuity in the Index, the policy of the Index Sponsor is generally not to alter the composition of the Index stocks except when a stock is deleted in accordance with the following criteria.
     Any stock in the Index becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Index: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the stock to the “Kanri Post” (Post for stocks under supervision); transfer of the stock to the “Seiri Post” (the Liquidation Post); or transfer of the stock to the Second Section of the TSE. In addition, any stock in the Index with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Index Sponsor. Upon deletion of a stock from the Index, the Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted stock. Until such replacement, the Index will be calculated with the remaining stocks included in the Index less the deleted stocks.

     A list of the issuers of the stocks included in the Index is available from the NKS Economic Electronic Databank System and the Index Sponsor directly. The Index Sponsor may delete, add or substitute any stock underlying the Index.
The Tokyo Stock Exchange
     The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on any particular business day will generally be available in the United States by the opening of business on that business day.
     The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special offer quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations, special quotes or by suspension of trading on stocks in the Index, and these limitations may, in turn, adversely affect the value of the MITTS Securities.
Historical data on the Index
     The following table sets forth the level of the Index at the end of each month in the period from January 1997 through April 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Jan.	18330.01	16628.47	14499.25	19539.70	13843.55	9,997.80	8,339.94	10,783.61	11,387.59	16,649.82	17,383.42
Feb.	18557.00	16831.67	14367.54	19959.52	12883.54	10,587.83	8,363.04	11,041.92	11,740.60	16,205.43	17,604.12
Mar.	18003.40	16527.17	15836.59	20337.32	12999.70	11,024.94	7,972.71	11,715.39	11,668.95	17,059.66	17,287.65
Apr.	19151.12	15641.26	16701.53	17973.70	13934.32	11,492.54	7,831.42	11,761.79	11,008.90	16,906.23	17,400.41
May	20068.81	15670.78	16111.65	16332.45	13262.14	11,763.70	8,424.51	11,236.37	11,276.59	15,467.33	17,875.75
Jun.	20604.96	15830.27	17529.74	17411.05	12969.05	10,621.84	9,083.11	11,858.87	11,584.01	15,505.18
July	20331.43	16378.97	17861.86	15727.49	11860.77	9,877.94	9,563.21	11,325.78	11,899.60	15,456.81
Aug.	18229.42	14107.89	17436.56	16861.26	10713.51	9,619.30	10,343.55	11,081.79	12,413.60	16,140.76
Sep.	17887.71	13406.39	17605.46	15747.26	9774.68	9,383.29	10,219.05	10,823.57	13,574.30	16,127.58
Oct.	16458.94	13564.51	17942.08	14539.60	10366.34	8,640.48	10,559.59	10,771.42	13,606.50	16,399.39
Nov.	16636.26	14883.70	18558.23	14648.51	10697.44	9,215.56	10,100.57	10,899.25	14,872.15	16,274.33
Dec.	15258.74	13842.17	18934.34	13785.69	10542.62	8,578.95	10,676.64	11,488.76	16,111.43	17,225.83
Source: Bloomberg L.P.

     The following graph sets forth the historical performance of the Index presented in the preceding table. Past movements of the Index are not necessarily indicative of the future performance of the Index. On June 4, 2007, the closing level of the Index was 17,973.42.
Source: Bloomberg L.P.
     The following graph sets forth the historical performance of the Index at the end of each year in the period from 1970 to 2006. Past movements of the Index are not necessarily indicative of the future performance of the Index.
Source: Bloomberg L.P.

License Agreement
     Prior to the settlement date of the MITTS Securities, we will enter into a non-exclusive license agreement with the Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Index in connection with the issuance of certain securities, including the notes. We are not affiliated with the Index Sponsor; the only relationship between the Index Sponsor and us is the licensing of the use of the Index and trademarks relating to the Index.
     The Index Sponsor is under no obligation to continue the calculation and dissemination of the Index. The notes are not sponsored, endorsed, sold or promoted by the Index Sponsor. No inference should be drawn from the information contained in this pricing supplement that the Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in the MITTS Securities or the ability of the Index to track general stock market performance.
     The Index Sponsor determines, composes and calculates the Index without regard to the notes. The Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the Index. The Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the notes.
     The Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any initial Index starting level or Index ending level or any amount payable upon maturity of the notes.
THE INDEX IS AN INTELLECTUAL PROPERTY OF NIKKEI INC. (FORMERLY KNOWN AS NIHON KEIZAI SHIMBUM, INC.). “NIKKEI”, “NIKKEI STOCK AVERAGE” AND “NIKKEI 225” ARE THE SERVICE MARKS OF NIKKEI INC. NIKKEI INC. RESERVES ALL THE RIGHTS, INCLUDING COPYRIGHT, TO THE INDEX. NIKKEI DIGITAL MEDIA, INC., A WHOLLY OWNED SUBSIDIARY OF NIKKEI INC., CALCULATES AND DISSEMINATES THE INDEX UNDER EXCLUSIVE AGREEMENT WITH NIKKEI INC.
THE MITTS SECURITIES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE INDEX SPONSOR. THE INDEX SPONSOR DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED AS TO THE USE OF THE INDEX OR THE FIGURE AS WHICH THE INDEX STANDS AT ANY PARTICULAR DAY OR OTHERWISE. THE INDEX IS COMPILED AND CALCULATED SOLELY BY THE INDEX SPONSOR. HOWEVER, THE INDEX SPONSOR SHALL NOT BE LIABLE TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE INDEX SPONSOR SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON, INCLUDING A PURCHASE OR VENDOR OF THE PRODUCTS, OF ANY ERROR THEREIN.
IN ADDITION, THE INDEX SPONSOR GIVES NO ASSURANCE REGARDING ANY MODIFICATION OR CHANGE IN ANY METHODOLOGY USED IN CALCULATING THE INDEX AND IS UNDER NO OBLIGATION TO CONTINUE THE CALCULATION, PUBLICATION AND DISSEMINATION OF THE INDEX.

UNITED STATES FEDERAL INCOME TAXATION
     While there are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities, we believe that each MITTS Security should be treated as a contingent payment obligation of AIG for United States federal income tax purposes, and currently intend to treat each MITTS Security as a contingent payment obligation of ours for such purposes. Special United States federal income tax rules apply to contingent payment obligations. These rules are described under the heading “United States Taxation — Original Issue Discount — Notes Subject to Contingent Payment Obligation Rules” in the Prospectus Supplement. As described in the Prospectus Supplement, among other consequences of these rules, in the case of securities like the MITTS Securities, are that United States holders will have to account for interest income on the MITTS Securities prior to receipt of such income (even if the United States holder uses the cash receipts and disbursements method of accounting for tax purposes) at the “comparable yield” (described below) and will recognize ordinary income (and not capital gain) upon sale or redemption of the security at a profit.
     The United States Treasury Regulations discussing the United States federal income tax treatment of contingent payment obligations (the “Regulations”) require the issuer of such notes to provide the purchaser with the comparable yield of a hypothetical AIG debt instrument with terms similar to the notes, but without any contingent payments, and a projected payment schedule for payments on the notes. As discussed in the Prospectus Supplement, a purchaser of the notes will need this information to calculate its income on the notes. Solely for purposes of applying the Regulations, we have determined that the comparable yield is •%, compounded semi-annually. Based on this comparable yield, we have determined that the projected payment schedule for the MITTS Securities will consist of a payment on the maturity date of the principal amount thereof and a projected Supplement Redemption Amount equal to $• per unit (the “Projected Supplemental Redemption Amount).
     Accordingly, based on this comparable yield, if you pay your taxes on a calendar year basis and if you purchase a MITTS Security for $10 and hold the MITTS Security until the maturity date, you will be required to pay taxes on the following amounts of ordinary income from the MITTS Security each year: $• in 2007, $• in 2008, $• in 2009, $• in 2010 and $• in 2011. However, in 2011, the amount of ordinary income that you will be required to pay taxes on from owning each MITTS Security may be greater or less than $• , depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $• , you may have a loss which you could deduct against other income you may have in 2011, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years.
     All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the contingent payment obligation regulations to their investment in the MITTS Securities.
The comparable yield, projected payment schedule, and Projected Supplemental Redemption Amount above are being provided to you solely for the purpose of determining interest accruals in respect of your note, and none of AIG or its affiliates or agents is making any representation or prediction regarding the actual amount of interest (if any) that may be payable with respect to your note.
ERISA CONSIDERATIONS
     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the MITTS Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
     Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).
     Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).
     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.
     Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.
USE OF PROCEEDS
     We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
     Under the terms, and subject to the conditions, contained in a terms agreement dated the date hereof, we have agreed to sell the MITTS Securities to MLPF&S. MLPF&S has advised us that it proposes initially to offer all or part of the MITTS Securities directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The terms agreement provides that MLPF&S is committed to take and pay for all of the MITTS Securities if any are taken. See also “Supplement Plan of Distribution” in the accompanying prospectus supplement.
GENERAL INFORMATION
     We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Supplemental Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this preliminary pricing supplement, we have accepted offers to purchase approximately $3.7 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement, including $292,817,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of Series AIG-FP notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

INDEX OF CERTAIN DEFINED TERMS

Calculation Agent	PS-6
Calculation Day	PS-13
Calculation Period	PS-13
Ending Value	PS-13
Index	PS-1
Index Business Day	PS-13
Index Constitutent Stocks	PS-3
Market Disruption Event	PS-13
MITTS Securities	PS-1
New York Business Day	PS-12
Participation Rate	PS-4
Pricing Date	PS-12
Starting Value	PS-12
Successor index	PS-15
Supplemental Redemption Amount	PS-4
Capitalized terms used in this pricing supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus supplement, general prospectus supplement and prospectus, as applicable.